Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Waste Connections, Inc. of our report dated February 27, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to the manner in which Waste Connections, Inc. accounts for deferred income taxes, the share split and the change in composition of reportable segments discussed in Notes 1, 11 and 14 as to which the date is February 15, 2018, relating to the financial statements and financial statement schedule, which appears in Waste Connection Inc.’s Annual Report on Form 10-K for the year-ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

May 25, 2018